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                                                                      Exhibit 99

CorVu Announces Results for First Quarter 2004

Minneapolis - November 14, 2003 - CorVu(R) Corporation (OTC BB: CRVU), a leading provider of enterprise performance management solutions, today announced financial results for the first quarter of its fiscal year 2004, ended September 30, 2003.


For the quarter ended September 30, 2003, revenues were $3.6 million, down 18% from $4.4 million in the comparable period in the prior year. An operating loss of $365,000 was incurred for the first quarter of fiscal year 2004, compared to operating income of $1.1 million in the first quarter of fiscal year 2003. (All figures are stated in U.S. dollars)


"Historically, the September quarter is usually our weakest of the year. In addition, these results were impacted by several deals that were anticipated to close in this quarter, but have slipped into the December quarter," stated Justin MacIntosh, president and CEO, CorVu. "Although the year may have begun softly, our sales pipelines are strong. We are anticipating additional orders from several organizations that have introduced CorVu through successfully implemented pilot projects during the September quarter. The enterprise performance management market is robust and growing; and we're optimistic that we'll benefit from it."


"We have increased our global sales force during this quarter, bringing in a new Senior Vice President of Sales with a proven track record of creative sales strategies and management experience in selling corporate performance management software. This sales expansion has contributed to higher expenses, but we expect to see a strong return on this investment over the next several quarters," added MacIntosh.


About CorVu Corporation
CorVu Corporation is a leading global provider of enterprise performance management solutions that empower organizations to achieve strategic goals and improve operational and financial performance. Offering comprehensive Balanced Scorecard, risk management, corporate governance, budgeting/financial consolidation, business intelligence, reporting and analytical solutions, CorVu helps over 4,500 organizations drive profitability. With CorVu, leading suppliers in aerospace, banking, financial services, healthcare, hospitality, insurance, manufacturing, mining, the public sector, telecommunications, and transportation have achieved more effective decision-making, efficient management reporting and increased accountability. For more information on how CorVu can help drive breakthrough performance at your organization, please visit http://www.corvu.com or call 800.610.0769.


Forward Looking Statements
This announcement contains statements regarding additional orders, increased market activity and the Company's Senior Vice President of Sales and its global sales force that constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that (i) anticipated orders will not be placed, (ii) interest in the Company's products and services will not increase, and (iii) the employment of a new Vice President of Sales and the increase of the Company's sales force will not have a positive effect on the Company's revenues. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors discussed herein.